Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Rocky Brands, Inc. of our reports dated March 4, 2013, relating to the consolidated financial statements and schedule as of December 31, 2012 and 2011, and for the years ended December 31, 2012, 2011 and 2010, and the effectiveness of internal control over financial reporting as of December 31, 2012, which appear in the Annual Report on Form 10-K. We also consent to the reference to us under the heading of “Experts” in this Registration Statement.

/s/ Schneider Downs & Co., Inc.

Columbus, Ohio

May 31, 2013